World Headquarters 15350 Vickery Drive Houston, TX 77032 Elijio Serrano Chief Financial Officer 281-618-3665
NEWS RELEASE

FOR IMMEDIATE RELEASE

Thursday, March 3, 2005

EGL, INC. Reports 113% Improvement in 2004 Net Income;

Gross Revenues Increase 28% to Record Levels

HOUSTON, March 3, 2005 – EGL, Inc. (NASDAQ: EAGL) announced that gross revenues increased 28% to $2.7 billion for the year ended December 31, 2004, compared to $2.1 billion in 2003.  Diluted earnings per share for the year were $1.05 compared to $0.50 in 2003.

Gross revenues increased 31% to $802 million for the three months ended December 31, 2004, compared to $611 million in the corresponding quarter in 2003.  Diluted earnings per share for the quarter were $0.26 compared to $0.19 per share in the fourth quarter of 2003 and included a net charge of $0.07 per share ($3.6 million) for deferred tax charges, mainly in the United Kingdom and Canada, and expenses of $0.03 per share ($1.4 million after tax) for consulting and audit fees for Sarbanes-Oxley 404 compliance.

The Company’s effective tax rate in the fourth quarter was 51.0% and included tax charges of $3.6 million to reduce the value of certain deferred tax assets, primarily in Canada and the United Kingdom, as a result of continued operating losses.  The Company expects the tax rate in 2005 to be between 38%-39%.  During 2004, EGL incurred expenses of $4.3 million for consulting and audit fees as a result of compliance efforts with respect to Section 404 of Sarbanes-Oxley.  Of the $4.3 million, $2.2 million ($1.4 million after tax, or $0.03 per share) was incurred in the fourth quarter.  For 2005, the Company expects to incur between $1.5 million to $2.0 million for ongoing compliance.

The Company is restating retained earnings by $6.5 million as of January 1, 2002 for adjustments to deferred taxes on foreign earnings, accrued rent on operating leases and other write-offs related to operations in Mexico.  The Company is also restating net income for the nine months ended September 30, 2004 from $36.2 million to $38.0 million to account for accrued expenses (earnings per share increased by $0.03).

2004 Financial Highlights

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Gross revenues increased 28% to $2.7 billion, the highest level in the history of the Company;

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Net income more than doubled to $50.9 million in 2004, compared to $23.9 million in 2003;

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Completed divestiture of non-core investments (Miami Air and TDS) and purchase of remaining JV interests in Spain, Portugal and France;

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Purchased $59 million of EGL shares on the open market and converted $100 million of convertible notes;

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Net revenue margin declined 2.7 percentage points year over year due to the impact of fuel surcharges and high ocean and airline rates.

Q4 Financial Highlights

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Gross revenues increased 31% on strong international air, ocean and logistics activity;

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Net revenues increased 16% to $230 million, compared to $198 million in 2003;

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Net revenue margin declined 3.8 percentage points due to high airline and ocean rates, mainly from Asia to the U.S., and the impact of fuel surcharges;

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Operating income as a percent of net revenues increased to 12.0%, including the impact of the abnormally high Sarbanes-Oxley costs, compared to 8.4% last year.

	Three Months Ended		Year Ended
$ thousands (except EPS)	12/31/04	12/31/03	12/31/04	12/31/03
Gross revenues % change	$ 802,075 + 31%	$ 611,292	$ 2,743,360 + 28%	$ 2,143,419
Net revenues % change Net revenue margin Operating income	$ 230,087 + 16% 28.7% $ 27,595	$ 198,392 32.5% $ 16,583	$ 865,824 + 18% 31.6% $ 80,719	$ 735,252 34.3% $ 44,765
Net income Diluted EPS	$ 12,909 $ 0.26	$ 9,127 $ 0.19	$ 50,897 $ 1.05	$ 23,945 $ 0.50

EGL Chief Executive Officer Jim Crane commented, “We continue to see growth in all international product lines and a continued shift toward a lower cost deferred ground and ocean product by our customers.  Our fourth quarter performance reflects overall growth, offset by the impact of fuel surcharges, one-time tax charges and increased expenses related to Sarbanes-Oxley compliance.  Our organization is focused on improving yields through tighter management of our fuel surcharge by ensuring that our customers are absorbing these pass-through costs, and effective management of sell rates during peak seasons, primarily out of Asia.”

Gross revenues increased 31% from the fourth quarter of 2003 to $802 million reflecting a 33% increase in airfreight revenues – mainly international, a 31% increase in ocean revenues, 24% increase in customs brokerage and a 24% increase in logistics.  Gross revenues outside North America increased 45% due to the higher volumes from Asia, higher fuel costs and the stronger Euro and Sterling to the dollar.  Gross revenues increased 28% year over year to $2.7 billion, reflecting strong volumes from Asia to the United States and a continued recovery of the global economy.

Net revenues of $230 million in the fourth quarter of 2004 increased 16% from last year and were a record high for the Company.  Net revenue margins of 28.7% declined by 380 basis points from the fourth quarter of 2003 reflecting the impact of fuel surcharges and increased airline and ocean rates, primarily out of Asia.  Net revenues of $866 million for 2004 reflected an 18% increase from net revenues of $735 million in 2003.  Net revenue margins of 31.6% declined by 270 basis points further highlighted tighter capacity on the international air and ocean product lines, and higher fuel costs that were not absorbed by our customers.

Operating income for the quarter increased 66% or $11 million, to $27.6 million, as compared to the fourth quarter of 2003 due to the $32 million improvement in net revenues versus $21 million growth in operating expenses.  Operating income as a percent of net revenue improved to 12.0%, the highest levels since 2000, compared to 8.4% in the fourth quarter of last year.

Update on Section 404 of the Sarbanes-Oxley Act of 2002

In accordance with Section 404 of the Sarbanes-Oxley Act, the Company and its independent auditors continue to evaluate and assess the internal controls over financial reporting and its effectiveness.  The Company may conclude that its internal controls over financial reporting for the accounting of deferred and foreign taxes as of December 31, 2004 was ineffective, but the Company has not yet made its final assessment with respect to this issue.  In addition, the Company believes it is likely that its independent auditors will issue an adverse opinion on the Company’s internal controls because of this issue.

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Subsequent Event

During the first quarter of 2005, in response to a joint motion by EGL and the U.S. Equal Employment Opportunity Commission (EEOC), a US District Court ordered the return back to EGL of $5.975 million of the $8.5 million previously held in an established fund to resolve potential claims in connection with a 2001 Consent Decree.  The joint motion and subsequent order resulted primarily from a significantly lower number of qualified claimants than projected and the aggregate amount expected to be paid for all claims - less than $1 million.

Total Year 2005

For 2005, EGL projects gross revenue growth of 15-20% and raises its guidance for total year diluted earnings per share in the range of $1.27 to $1.37 taking into account the return of the excess EEOC funds in the first quarter.  First quarter earnings per share are anticipated to be $0.23 - $0.26, including the benefit of the aforementioned EEOC funds, compared to $0.16 in the first quarter of 2004.

Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on March 3, 2005 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter and year ended December 31, 2004.  The call can be accessed by dialing (719) 955-1565, access code 3146582 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Thursday, March 17, 2005 at (719) 457-0820, access code 3146582.

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Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2004 revenues exceeding $2.7 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected profitability, adding to growth, improvement on yields, increased efficiencies, improvements in operating and financial systems,  prior period adjustments, effective tax rate for 2005, 2005 total year and first quarter  results and diluted earnings per share, the total monetary amount of claims expected under the 2001 Consent Decree, whether or not the Company’s independent auditors will issue an adverse opinion with respect to the Company’s internal controls over financial reporting,, expected Sarbanes-Oxley compliance costs in 2005,  and other statements which are not historical facts, are forward looking statements.  Such statements involve risks and uncertainties including, but not limited to, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company’s customers operate, construction of new facilities and other infrastructure improvements, ability to manage and continue growth, competition and other factors detailed in the Company's 2003 Form 10-K, proxy statement/prospectus and

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other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.   The

Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues	$ 802,075	$ 611,292	$ 2,743,360	$ 2,143,419
Cost of transportation	571,988	412,900	1,877,536	1,408,167
Net revenues	230,087	198,392	865,824	735,252
Operating expenses:
Personnel costs	126,926	112,032	483,262	422,015
Other selling, general and administrative expenses	75,566	69,777	301,843	268,472
Operating income	27,595	16,583	80,719	44,765
Nonoperating income (expense), net	(1,239)	(1,901)	7,611	(6,249)
Income before provision for income taxes	26,356	14,682	88,330	38,516
Provision for income taxes	13,447	5,555	37,433	14,571
Net income	$ 12,909	$ 9,127	$ 50,897	$ 23,945

Basic earnings per share	$ 0.28	$ 0.19	$ 1.11	$ 0.51
Diluted earnings per share	$ 0.26	$ 0.19	$ 1.05	$ 0.50
Basic weighted-average common shares outstanding	46,806	47,388	45,813	47,204
Diluted weighted-average common shares outstanding	52,338	53,431	51,914	47,481

Audited financials will be included in the Company’s Annual Report on Form 10-K